SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13D
(Amendment No. 1)
(RULE 13D-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

Attitude Drinks, Inc.
(NAME OF ISSUER)

COMMON STOCK, $0.001 PAR VALUE PER SHARE
(TITLE OF CLASS OF SECURITIES)

049838105
(CUSIP NUMBER)

Arie Rabinowitz
150 Central Park South, 2nd Floor
New York, NY 10019
(212) 586-8224

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

November 17, 2009
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF  THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX.  ❒

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTERDISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO  BE  "FILED"  FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934  ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT  SHALL  BE  SUBJECT  TO  ALL  OTHER  PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

SCHEDULE 13D

CUSIP  NO: 049838105
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(1)  NAMES  OF  REPORTING  PERSONS I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)

Momona Capital LLC
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(2) CHECK THE APPROPRIATE BOX IF A	(A) ☐
MEMBER OF A GROUP (SEE INSTRUCTIONS)	(B) ☐
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(3)  SEC  USE  ONLY
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(4) SOURCE OF FUNDS (SEE INSTRUCTIONS)	WC
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(5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)	☐
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(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION    New York
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NUMBER OF SHARES	(7) SOLE VOTING POWER
BENEFICIALLY	4,000,000
OWNED BY EACH
REPORTING PERSON	(8) SHARED VOTING POWER
WITH	No Shares

(9) SOLE DISPOSITIVE POWER
4,000,000

(10) SHARED DISPOSITIVE POWER
No Shares
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(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,000,000
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(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)	☐
EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
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(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
       8.912%
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(14) TYPE OF REPORTING PERSON SEE INSTRUCTIONS)	CO

ITEM 1.	SECURITY AND ISSUER.

Common Stock, par value $.001 per share
Attitude Drinks, Inc.
10415 Riverside Drive, Suite 101
Palm Beach Gardens, FL 33410

ITEM 2.	IDENTITY AND BACKGROUND.

Momona Capital LLC
150 Central Park South, 2nd Floor
New York, NY 10019

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The funds used are due diligence fees due to Momona Capital LLC in lieu of cash.

ITEM 4.	PURPOSE OF TRANSACTION.

Investment in the Issuer.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

4,000,000 Shares, 8.912%

ITEM 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

None.

ITEM 7.	MATERIALS TO BE FILED AS EXHIBITS.

None.

SIGNATURE

    AFTER  REASONABLE  INQUIRY  AND  TO  THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY  THAT  THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

Momona Capital LLC

Dated: 3/15/10	By:	/s/ Arie Rabinowitz
Arie Rabinowitz, President